Exhibit 99.3

FOR IMMEDIATE RELEASE

Limbach Holdings Announces Resignation of David S. Gellman from its Board of Directors

PITTSBURGH, PA. – December 17, 2018 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced the resignation of David S. Gellman from its Board of Directors and all committees of the Board of Directors on which he serves.   Mr. Gellman leaves Limbach’s board in order to focus more fully on other business interests.

“We thank David for his insight and dedicated work on Limbach’s behalf, first when Limbach was private, later when the company became public, and always with an eye on how the business could improve and grow,” said Gordon G. Pratt, Limbach’s Chairman of the Board.

Mr. Charlie Bacon, Chief Executive Officer commented, “Dave was instrumental in guiding us through our transition to a public company and completing our evolution to our current platform. He worked to create and implement process-driven results that helped Limbach in its growth and development, and we wish him well in his future endeavors.”

“I have greatly enjoyed my ten plus years of association with Charlie and his management team at Limbach and wish them success as they pursue the next stage of growth as a public company,” said Mr. Gellman.

The Nominating & Governance Committee of the Board intends to immediately move forward with a selection process to fill Mr. Gellman’s seat, with the intention of selecting a new member with the experience to provide guidance to support the company’s growth plans.

About Limbach

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,850 employees in 15 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Limbach Holdings, Inc. December 17, 2018	Page 2

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com